DURABLE POWER OF ATTORNEY

(Under California Probate Code Sections 4400-4409)

	1.	Designation. I, LESLIE G. RUDD, hereby appoint
of DARRELL SWANK as my attorney-in-fact ("agent" or "attorney") in accordance with the terms hereof and of applicable law, including Sections 4400-4409 of the California Probate Code.

      	2.	Powers - In General. To the fullest extent allowed
by law, my agent may act for me in any lawful way with respect to the all of the following subjects:

(A) Real property transactions.

(B) Tangible personal property transactions.

(C) Stock and bond transactions.

(D) Commodity and option transactions.

(E) Banking and other financial institution transactions.

(F) Business operating transactions.

(G) Insurance and annuity transactions.

(H) Estate, trust, and other beneficiary transactions.

(I) Claims and litigation.

(J) Personal and family maintenance.

(K) Benefits from social security, medicare, medicaid, or other governmental programs, or civil or military service.

(L) Retirement plans transactions.

(M) Tax matters.

	3.	Estate Planning and Gifts. The foregoing powers
shall include, without limitation, the following:

             (a)	The power to establish and/or transfer
assets to any trust for the benefit of my wife, one or more of the descendents of my parents, or any Charity, upon such terms as may be necessary or proper. A "Charity" means and organization gifts to which are deductible for income tax, gift tax and estate tax purposes.

             (b) The power to exercise (in whole or in part), release, or let lapse any power I may have under any trust whether or not created by me, including any power of appointment, revocation or withdrawal.

             (c) The power to make gifts (direct or indirect, outright, in trust, pursuant to a custodianship under the California Uniform Transfers to Minors Act, or otherwise), to my wife, one or more of the descendents of my parents, or any Charity, as my
Attorney deems advisable.

             (d) The power to take such other reasonable, necessary and convenient steps to implement or continue to implement any estate plan of mine.

      4. Special Limitation. If my agent is a potential donee under
Section 3 hereof, then my agent shall not have the power to (i) make gifts in discharge of any legal obligation he or she may have (including any obligation of support) or (ii) to make gifts to himself or herself other than for his or her health, education, maintenance and welfare.

      5. Effective Date. This power of attorney is effective immediately.

      6. Durability. This power of attorney shall continue to be effective even though I become incapacitated

      7. Successor Agent. If any agent acting hereunder shall fail to qualify or cease to act for any reason, then the following persons, in the following order of priority, shall have the power to designate a successor agent to act for me hereunder: NORMAN H. GLICKMAN;
JACOB M. GLICKMAN.

      8. Nomination of Conservator. If at any time it becomes necessary to appoint a conservator of my estate, I hereby nominate my agent as such conservator, to act without bond.

      9. Reliance. For the purpose of inducing any physician, hospital, bank, broker, custodian, insurer, lender, transfer agent, taxing authority, governmental agency, or other party to act in accordance with the powers granted in this document, I hereby represent, warrant, and agree that if this document is revoked or amended for any reason, I, my estate, my heirs, successors and assigns will hold such party or parties harmless from any loss suffered, or liability incurred, by such party or parties in acting in accordance with this document prior to that party's receipt of written notice of any such termination or amendment. Further, no person who acts in reliance upon any representation of my agent may make as to the scope of my agent's authority granted under this document shall incur any liability to me, my estate, my heirs, successors or assigns for permitting my agent to exercise any such power, nor shall any person who deals with my agent be responsible to determine or ensure the proper application of funds or property.

       10.	Exculpation. No person acting as agent hereunder shall
incur any liability to me, my estate, my heirs, successors, or assigns for acting or refraining from acting, except for willful misconduct or gross negligence. Neither shall any such agent hereunder have the responsibility to make my assets productive of income, increase the value of my estate, diversify my investments, or for entering into transactions authorized by this document with such agent so long as he or she believes such actions are in my best interests or in the best interests of my estate, my wife, and/or the descendents of my parents.

/s/LESLIE G. RUDD                        Dec. 13, 2010

Notary Public - State of Kansas
CHARLENE Y. HAYNES
My Appt. Expires 11-14-2012